Exhibit 99.1

Odysight.ai Announces 2023 Financial Results and Provides Corporate Update

Revenues increased in more than 350% from its commercial contracts

OMER, Israel, March 27, 2024 – Odysight.ai Inc. (OTCQB: ODYS), a leading provider of visual based predictive maintenance (PdM) and condition-based monitoring (CBM) solutions, announced financial results for the year ended December 31, 2023 and the filing of its annual report on Form 10-K for such year with the U.S. Securities and Exchange Commission. As of December 31, 2023, Odysight.ai had $17.0 million of cash and short-term deposits on its balance sheet.

Key highlights:

●	The Company reported revenues of $3.0 million in the year ended of December 31, 2023, compared to $0.7 million in year ended on December 31, 2022, an increase of more than 350%.

●	The Company achieved a positive gross profit for the first time. Gross profit was $0.5 million for the year ended on December 31, 2023, compared to a gross loss of $1.0 million for the year ended on December 31, 2022. The transition to gross profit was the result of the Company’s commercial contract in the medical vertical.

●	The Company recently announced its first commercial purchase orders for the Company’s Predictive Maintenance system in the aerospace vertical, continuing its positive trajectory to commercializing its products.

2023 Financial Results

●	Revenues for the year ended December 31, 2023 were $3.0 million, compared to $0.7 million for the year ended December 31, 2022. These revenues were generated primarily from purchases of our solution by a Fortune 500 multinational healthcare corporation.

●	Research and development (R&D) expenses for the year ended December 31, 2023 were $5.6 million, compared to $4.2 million for the year ended December 31, 2022. The increase is mainly attributed to increased focus on R&D activities in the domain of I4.0.

●	Sales and marketing (S&M) expenses for the year ended December 31, 2023 were $1.1 million, compared to $0.7 million for the year ended December 31, 2022. The increase was primarily due to rebranding activities. In addition, the Company incurred expenses by participating in the Paris Air Show in June 2023, the world’s premier and largest event dedicated to the aviation and space industry.

●	General and administrative (G&A) expenses for the year ended December 31, 2023 were $4.4 million, compared to $3.6 million for the year ended December 31, 2022. The increase is mainly attributed to an increase in payroll and professional services.

About Odysight.ai

Odysight.ai is pioneering the Predictive Maintenance (PdM) and Condition Based Monitoring (CBM) markets with its visualization and AI platform. Providing video sensor-based solutions for critical systems in the aviation, transportation, and energy industries, Odysight.ai leverages proven visual technologies and products from the medical industry. Odysight.ai’s unique video-based sensors, embedded software, and AI algorithms are being deployed in hard-to-reach locations and harsh environments across a variety of PdM and CBM use cases. Odysight.ai’s platform allows maintenance and operations teams visibility into areas which are inaccessible under normal operation, or where the operating ambience is not suitable for continuous real-time monitoring. For more information, please visit: https://www.odysight.ai or follow us on Twitter, LinkedIn and YouTube.

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements within the meaning of safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to future events or our future performance. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the Company’s positive trajectory in commercializing its products and optimism about future growth. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Those statements are based on information we have when those statements are made or our management’s current expectation and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward- looking statements. Factors that may affect our results, performance, circumstances or achievements include, but are not limited to the following: (i) market acceptance of our existing and new products, including those that utilize our micro Odysight.ai technology or offer Predictive Maintenance and Condition Based Monitoring applications, (ii) lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device and related industries from much larger, multinational companies, (v) product liability claims, product malfunctions and the functionality of Odysight.ai’s solutions under all environmental conditions, (vi) our limited manufacturing capabilities and reliance on third-parties for assistance, (vii) an inability to establish sales, marketing and distribution capabilities to commercialize our products, (viii) an inability to attract and retain qualified personnel, (ix) our efforts obtain and maintain intellectual property protection covering our products, which may not be successful, (x) our reliance on single suppliers for certain product components, including for miniature video sensors which are suitable for our Complementary Metal Oxide Semiconductor technology products, (xi) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain, (xii) the impact of pandemics, such as COVID-19 (coronavirus), (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical, global supply chain and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction and (xiv) political, economic and military instability in Israel, including the impact on our operations of the October 7, 2023 attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them. These and other important factors discussed in Odysight.ai’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 26, 2024 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Except as required under applicable securities legislation, Odysight.ai undertakes no obligation to publicly update or revise forward-looking information.

Investor Relations Contact:

Miri Segal

MS-IR LLC

msegal@ms-ir.com

Tel: +1-917-607-8654

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